Exhibit 99.1

Howard Bancorp, Inc. Reports Second Quarter 2018 Results with the Integration of First Mariner Bank and Successful Systems Conversion

BALTIMORE--(BUSINESS WIRE)--July 25, 2018--Howard Bancorp, Inc. (Nasdaq: HBMD), the parent company of Howard Bank, reported its financial results for the quarter ending June 30, 2018. A summary of results for and other developments during the quarter ended June 30, 2018 are as follow:

  Following the March 1, 2018 legal closing of our acquisition of First Mariner Bank (“First Mariner”), in the second quarter of 2018, we successfully completed our systems conversions and integration of all operating processes and platforms. By June 30, 2018 the majority of operational efficiencies had been implemented which is expected to allow us to achieve in excess of the 37% net noninterest expense savings originally planned and announced in August of 2017.
  Conversion and integration activities throughout the second quarter adversely impacted our quarterly operating results due to additional expenses relating to the merger. This resulted in a pretax loss of $3.1 million for the three months ending June 30, 2018, after the recording of $5.7 million in merger-related and restructuring expenses during the second quarter and an after tax net loss of $2.3 million for the second quarter of 2018. Due to this high level of merger related expenses, we incurred a loss of $0.50 per share for the six months ending June 30, 2018, and a loss of $0.12 per share for the second quarter of 2018. This compared to earnings per share of $0.39 and $0.21 for the six month and three month periods in 2017, respectively.
  Excluding the merger related expenses, our pretax earnings for the first six months of 2018 would have been $5.2 million, producing net income of approximately $3.8 million, with an estimated EPS of $0.23. Similarly, for the second quarter of 2018, excluding the merger related expenses, our 2018 second quarter pretax earnings would have been $2.6 million, producing net income of approximately $1.9 million, with an estimated quarterly EPS of $0.10. In addition to the direct costs associated with the merger, in the second quarter we incurred the costs of operating redundant systems and processes as well as expenses associated with displaced employees, discontinued lines of business and terminated contract expenses.
  Total assets were $2.2 billion at June 30, 2018 compared to total assets of $2.1 billion at March 31, 2018 and total assets of $1.1 billion at June 30, 2017, representing asset growth of 3% and 98%, respectively. Total portfolio loans of $1.6 billion at June 30, 2018 increased by $5 million or less than 1% during the second quarter of 2018. For the second quarter of 2018, our core focus on commercial and construction loans increased by $11.2 million, while residential and consumer loans declined by $6.7 million. Comparing June 30, 2018 to the same quarter end in 2017, total portfolio loans grew by $730.0 million or 83%.
  Total deposits of $1.6 billion increased by $16 million or 1% when comparing June 30, 2018 to March 31, 2018. However non-interest bearing deposits increased from $415 million at March 31, 2018 to $470 million at June 30, 2018, representing quarterly growth of $55 million or 13%. As previously reported, we had a nearly $25 million decline in these balances at the end of the first quarter of 2018, which subsequently were re-deposited early in the second quarter of 2018. Excluding this fluctuation, we experienced a nearly $30 million increase in our non-interest bearing deposit levels for the quarter. Comparing June 30 2018 to the same point in 2017, our total deposits increased by $711 million or 83%, with non-interest balances increasing by 118%.
  The growth in core non-interest bearing deposits during the second quarter of 2018, demonstrates the ability to generate sufficient funding to cover not only the loan growth experienced in the second quarter, but to provide the funding for more meaningful loan growth in future periods and should position us for lessened margin compression in the future.

  Our net interest margin (NIM) continues to be strong even with having a much higher average earning asset base for 2018 compared to 2017. The following summarizes our NIM position for the second quarter and year to date periods of 2018 and 2017:

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Reported NIM	3.84%	3.77%	3.72%	3.73%
Core NIM (1)	3.65%	3.63%	3.57%	3.63%

(1)

The core NIM excludes the impact of purchase accounting adjustment toward net interest income and is a non-GAAP financial measure. For a reconciliation of this non-GAAP financial measure to its comparable GAAP measure, see the final page of this press release

The ability to maintain a relatively stable core NIM with the dramatic increase in size indicates the ability to navigate acquired balance sheet repositioning as well as the funding challenges and increasing interest rates.

  Total common shareholders’ equity declined by $2.2 million or 1% in the second quarter of 2018 given the net loss incurred driven by the merger related expenses. Comparing June 30, 2018 equity to the same period in 2017, total equity increased by $161 million or 125% from $128.4 million at June 30, 2017 to $289.5 million at June 30, 2018. This increase in capital levels was the result of the issuance of 9.1 million shares representing $165.0 million in common stock issued in conjunction with the merger.

For the Six Months Ended June 30, 2018

Financial Condition

As noted above, during the first half of 2018, Howard Bancorp continued with its strategic growth plan by organically growing assets and loans, while also successfully achieving growth via acquisition. Primarily because of the acquisition of First Mariner in March of 2018, total assets increased by $1.03 billion or 90%, from $1.15 billion at December 31, 2017 to $2.18 billion at June 30, 2018. Similarly, portfolio loans at June 30, 2018 were $1.6 billion, which was $673 million or 72% higher than at the end of 2017. Total deposits of $1.6 billion, represented an increase of $702 million or 81% over December 31, 2017, while non-interest bearing deposits increased by $252 million or 115% over the same period. In addition to the increase in loan levels, our investment securities, cash levels and Bank Owned Life Insurance (BOLI) investments increased by $64 million, $79 million and $45 million, respectively.

Similar to the large growth in assets, our deposits, borrowings and capital levels also experienced significant growth due to the acquisition. Total deposits increased by $702 million or 81%, from $864 million at the end of 2017 to $1.6 billion at June 30, 2018. More significant is that at June 30, 2018 total non-interest bearing deposits were $470 million, which represents an increase of $252 million or 115% compared to December 31, 2017. In addition to the growth in deposits, our borrowings along with the borrowings assumed from First Mariner were $317 million at June 30, 2018, which increased by $168 million or 113% compared to the end of 2017. Because of the equity consideration paid in the acquisition, our total equity increased by $157 million or 119% when comparing June 30, 2018 to December 31, 2017, and we remain well capitalized given each of the regulatory guidelines.

From an asset quality position, the level of nonperforming loans to gross loans increased from 1.41% at the end of 2017, to 1.78% at June 30, 2018 given the additional nonperforming loans from the acquisition, while the level of nonperforming assets to total assets experienced a similar increase from 1.28% at December 31, 2017 to the current level of 1.50% at the end of the second quarter of 2018. To assist in the comparison, on a stand- alone basis, First Mariner nonperforming loans to total loans were 2.70% at December 31, 2017, and nonperforming assets to total assets were 2.25%. We have been actively working to reduce the level of nonperforming assets, and have experienced a decline in the combined portfolio from March 31, 2018 which had nonperforming loans to total loans of 1.89% and nonperforming assets to total assets of 1.67%.

Results of Operations

Because the acquisition closed on March 1, 2018, the year-to-date net interest income results only include the contribution of the impact of First Mariner since the date of the acquisition, and not for the entire six month period. Comparing the June 30, 2018 year-to-date income with the first half of 2017, net interest income increased by $11.8 million or 65% for 2018, with an increase in interest income of $14.9 million or 73% offset by an increase in interest expense of $3.2 million or 136%. The majority of the increase in net interest income was driven by the large growth in earning assets, deposits, and borrowings from the acquisition. From a net interest margin perspective, the NIM remained relatively unchanged with the NIM for the first half of 2017 of 3.73% compared to a NIM of 3.72% for the first half of 2018. Excluding the impact of all fair value measures, our core NIM for the first half of 2018 was 3.57% and was 3.63% for the same six month period in 2017.

The provision for credit losses for the first half of 2018 of $2.5 million compares to a provision expense of $540 thousand for the first half of 2017. The increase in the provision is largely due to the active management of both acquired loans and pre-merger legacy loans as we continue to monitor troubled credits and move toward timely resolution of those loans.

Noninterest income of $10.3 million for the first half of 2018 was $570 thousand or 6% higher than the $9.8 million recorded in the first half of 2017. Traditional banking related sources, such as service charges on deposits, transaction fees and BOLI income were $3.1 million for the first half of 2018 compared to $1.5 million for the first half of 2017, representing an increase of $1.6 million or 103%. The additional deposit accounts as well as the increased BOLI investment from the acquisition are responsible for the majority of the increase. Partially offsetting the banking related increase was a decline in mortgage banking revenues for the first half of 2018. Total mortgage banking revenues fell from $8.2 million for the first half of 2017 to $7.2 million for the first half of 2018. These declines represent the intended de-emphasis of mortgage banking announced at the time of the acquisition as well as the discontinuation of the national leads-based Consumer Direct mortgage unit in April of 2018. We account for both our loans held for sale as well as our interest rate locks using the fair value approach, and under this methodology, revenues are negatively impacted when the levels of either loans held for sale or the levels of interest rate locks decline. In the first quarter of 2018, these levels included the contributions of both our retail purchase money group and our Consumer Direct unit, as well as the levels of loans held for sale and interest rate locks issued by the prior First Mariner mortgage team. Because of the overall reduction in the levels of originations and the closing of our Consumer Direct unit, the June 30, 2018 levels of loans held for sale and interest rate locks were declining steadily throughout the first half of 2018. These volume declines resulted in a reduction in revenues of $1.7 million solely from fair value measurement when comparing the first half of 2018 to the same period of 2017, and are responsible for the decline in overall mortgage banking revenues. This negative fair value measurement issue is the natural result of the reductions in overall origination activities.

Noninterest expenses of $48.3 million for the first six months of 2018 were higher than the $21.7 million in expenses for the first half of 2017 by $26.6 million or 122%, and included $15.7 million of expenses that were related to the merger with First Mariner. Excluding the merger related expenses, total expenses increased by $11.0 million or 50% over the expenses incurred in 2017. As we noted at the time the acquisition was announced, we anticipated cost savings targets of approximately 37% of First Mariners expense base. We believe that we have identified cost savings that will allow us to achieve our previously estimated 37% of cost savings from the merger, however given the timing of the closing of the merger in March, and the systems conversion in May, the first half of 2018 did not materially benefit from the ability to execute upon those savings initiatives. The majority of these initiatives have been executed as of June 30, 2018, and we believe that future periods will reflect the impacts of these cost savings.

For the Three Months Ended June 30, 2018

Financial Condition

Total assets of $2.2 billion increased by $58 million or 3% during the second quarter of 2018, with total loans reflecting net growth of nearly $5 million or less than one percent. We experienced more growth in our targeted commercial categories partially offset by reductions in residential and consumer loans. The modest loan growth was influenced by a large increase in volume of loans that were paid off during the quarter. Immediately after the merger closing on March 1, 2018, we liquidated the majority of the acquired investment portfolio to better position the bank’s interest rate risk exposure. As anticipated, in the second quarter of 2018, we re-invested approximately half of the funds from the March liquidation, and this accounted for the majority of the growth in assets during the second quarter of 2018.

On the funding side, total deposits of $1.6 billion increased by $15.7 million or 1% during the second quarter of 2018. However non-interest bearing demand deposits of $470 million at the end of the second quarter of 2018 increased by $55.3 million or 13% compared to the balances at March 31, 2018. As disclosed in our first quarter report, we had a nearly $25 million decline in these balances at the end of the first quarter of 2018, which subsequently were re-deposited early in the second quarter of 2018. Excluding this timing issue, we still had growth in our non-interest bearing deposits of $30 million for the second quarter of 2018. Because of the large inflow of noninterest bearing deposits, we made no attempt to fully offset declines in both money market and CD balances, which are our two highest cost sources of deposits. With a net increase in deposits of $15.7 million for the quarter, the remainder of the funds utilized to fund our asset growth came from increased levels of borrowings.

Results of Operations

As noted above, the first quarter of 2018 income statement only included one month of results from the acquisition given the closing on March 1, 2018, while the second quarter results include the full impact of the income and expenses for the acquired operations. The second quarter of 2018 reflected $17.9 million in net interest income compared to the $12.1 million for the first quarter of 2018, an increase of $5.7 million or 47%. Our 3.55% NIM for the first quarter of 2018 was negatively impacted by several items including the liquidation of the investment portfolio. For the second quarter of 2018 our NIM rebounded and increased to 3.84% which included a full quarters worth of fair value accounting revenues. Excluding the impact of all fair value measures, our core NIM for the second quarter was 3.65%.

Noninterest income of $5.6 million for the quarter was $912 thousand or 19% higher than the $4.7 million recorded in the first quarter of 2018. Similar to the six month results described above, the traditional banking sources of noninterest revenues increased by $1.0 million or 99% when comparing the second quarter of 2018 to the first quarter of 2018. However, unlike the six month results above, the mortgage banking revenues only declined by $110 thousand or 3% for the second quarter compared to the first quarter of 2018. This does not yet reflect the full impact of the discontinued consumer direct unit as loans in their pipeline at the time we ceased operations continued to settle during the second quarter. There are less than $5 million in consumer direct loans remaining in the pipeline as of June 30, 2018, and the remaining fair value that will be recorded as a reduction of mortgage related income in the third quarter is approximately $177 thousand.

Noninterest expenses of $25.1 million increased by $2.0 million or 9% compared to the $23.1 million recorded in the first quarter of 2018. Both quarters of 2018 included expenses relating to the merger, so excluding merger costs, total noninterest expenses of $19.4 million for the second quarter of 2018 were $6.2 million or 48% higher than the core expenses of $13.2 million in the first quarter of 2018. The first quarter only included one month of expenses from the combined operations, while most cost savings began after the May 4th systems conversion during the second quarter.

Chairman and CEO MaryAnn Scully stated “The integration of the transformational acquisition of First Mariner is entering its final and most critical phase. This merger provided us first and foremost with the opportunity to solidify our strategic position as the only locally headquartered bank focused on Greater Baltimore small and medium sized privately owned businesses. Customer deposit retention has exceeded our expectations and front line relation management staff in head office, regional and branch offices are now focused on growing existing relationships. They are now enabled by a stronger cash management product base as is starting to be evidenced by core deposit growth that should be sufficient to fund more anticipated loan growth in future quarters. In highly competitive markets, the bank is seeking and successfully acquiring relationships where we can add value and our third and fourth quarter pipelines are growing again after a merger related transition period. The merger also provides us with the opportunity to reduce the volatility that had been injected in our financial statements with two oversized predecessor mortgage operations. We are completing the promised rightsizing as well as both the footprint and product refocusing of our mortgage banking activities to ensure better profitability over the next 6–12 months. At this point, this business line is EPS accretive but missing targets, partially due to the $1.7 million in reduced revenues associated with fair value adjustments as we right-size the origination volumes. The new management has developed an aggressive back to basics plan to improve mortgage banking profitability. Finally, the in-market merger provided us with a vehicle to substantially reduce expenses on a combined basis to achieve a more sustainable level of operating efficiency. Those reductions will be more fully visible in the third and fourth quarters as both one-time severance costs and half year operating costs of staff, locations, contracts are not recurring. Based upon internal calculations, we estimate that the second quarter included approximately $3.0 million in higher operating expenses that should not affect future quarter’s results. This transformation of brand and market positioning, revenue mix and cost base has added short term complexity to our financial statements but the resulting stronger company is well worth the effort.”

This press release contains estimates, predictions, opinions, projections and other "forward-looking statements" as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to Howard’s predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. Such forward-looking statements are based on various assumptions (some of which may be beyond Howard’s control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, those related to difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the markets in which Howard operates and in which its loans are concentrated, including the effects of declines in housing markets, an increase in unemployment levels and slowdowns in economic growth; Howard’s level of nonperforming assets and the costs associated with resolving problem loans including litigation and other costs; changes in market interest rates which may increase funding costs and reduce earning asset yields and thus reduce margin; the impact of changes in interest rates and the credit quality and strength of underlying collateral; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial and industrial loans in our loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of Howard’s operations including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations issued in accordance with this statute and potential expenses associated with complying with such regulations; possible additional loan losses and impairment of the collectability of loans; Howard’s ability to comply with applicable capital and liquidity requirements (including the finalized Basel III capital standards), including our ability to generate liquidity internally or raise capital on favorable terms; any impairment of Howard's goodwill or other intangible assets; Howard’s ability to fully realize the cost savings and other benefits of its acquisitions, business disruption following those acquisitions, and post-acquisition customer acceptance of Howard’s products and services, including the integration of the First Mariner acquisition;; system failure or cybersecurity breaches of the Company's network security; the Company's ability to recruit and retain key employees; the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability and man-made disasters including terrorist attacks; the effects of any reputation, credit, interest rate, market, operational, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above; and the costs associated with resolving any problem loans, litigation and other risks and uncertainties, including those discussed in the Howard’s Form 10-K for the year ended December 31, 2017 and other documents filed by Howard with the Securities and Exchange Commission from time to time. Forward-looking statements are as of the date they are made, and Howard does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of Howard.

HOWARD BANCORP, INC.

	Six months ended		Three months ended
(Dollars in thousands, except per share data.)	Jun 30,		Jun 30	Mar 31	Jun 30
Income Statement Data:	2018	2017	2018	2018	2017
Interest income	$35,525	$20,576	$21,165	$14,360	$10,708
Interest expense	5,497	2,328	3,284	2,213	1,211
Net interest income	30,028	18,248	17,881	12,147	9,497
Provision for credit losses	2,545	540	1,425	1,120	340
Noninterest income	10,320	9,751	5,616	4,704	5,292
Merger and restructuring expenses	15,673	-	5,698	9,975	-
Other noninterest expense	32,618	21,714	19,443	13,175	11,215
Pre-tax income/(loss)	(10,488)	5,744	(3,069)	(7,419)	3,234
Federal and state income tax expense/(benefit)	(2,535)	2,140	(791)	(1,744)	1,196
Net income/(loss)	(7,953)	3,604	(2,278)	(5,675)	2,038

Per share data and shares outstanding:
Net income/(loss) per common share	$(0.50)	$0.39	$(0.12)	$(0.43)	$0.21
Book value per common share at period end	$15.23	$13.11	$15.23	$15.36	$13.11
Tangible book value per common share at period end	$10.79	$12.84	$10.79	$10.83	$12.84
Average common shares outstanding	16,058,092	9,295,777	19,002,851	13,080,614	9,779,772
Shares outstanding at period end	19,008,960	9,796,103	19,008,960	18,991,026	9,796,103

Financial Condition data:
Total assets	$2,182,249	$1,104,322	$2,182,249	$2,124,701	$1,104,322
Loans receivable (gross)	1,609,978	880,137	1,609,978	1,605,477	$880,137
Allowance for credit losses	(6,619)	(5,385)	(6,619)	(6,148)	$(5,385)
Other interest-earning assets	299,630	130,395	299,630	180,417	$130,395
Total deposits	1,565,644	854,709	1,565,644	1,549,959	$854,709
Borrowings	316,688	116,311	316,688	271,982	$116,311
Total shareholders' equity	289,470	128,388	289,470	291,708	$128,388
Common equity	289,470	128,388	289,470	291,708	$128,388

Average assets	$1,829,593	$1,043,496	$2,132,150	$1,523,140	$1,069,830
Average shareholders' equity	238,283	118,633	289,211	186,789	126,687
Average common shareholders' equity	238,283	118,633	289,211	186,789	126,687

Selected performance ratios:
Return on average assets	(0.88)%	0.70%	(0.43)%	(1.51)%	0.76
Return on average common equity	(6.73)%	6.13%	(3.16)%	(12.32)%	6.45
Net interest margin(1)	3.72%	3.73%	3.84%	3.55%	3.77
Efficiency ratio(2)	119.69%	77.56%	107.00%	137.38%	75.83

Asset quality ratios:
Nonperforming loans to gross loans	1.78%	1.06%	1.78%	1.89%	1.06
Allowance for credit losses to loans	0.41%	0.61%	0.41%	0.38%	0.61
Allowance for credit losses to nonperforming loans	23.08%	57.86%	23.08%	20.26%	57.86
Nonperforming assets to loans and other real estate	2.03%	1.30%	2.03%	2.20%	1.30
Nonperforming assets to total assets	1.50%	1.04%	1.50%	1.67%	1.04

Capital ratios:
Leverage ratio	8.76%	11.78%	8.76%	12.53%	11.78
Tier I risk-based capital ratio	10.24%	13.39%	10.24%	10.04%	13.39
Total risk-based capital ratio	10.83%	14.34%	10.83%	10.59%	14.34
Average equity to average assets	13.02%	11.37%	13.56%	12.26%	11.84

(1) Net interest margin is net interest income divided by average earning assets.
(2) Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.

Excluding Merger Costs
Net Income	$3,758	3,604	$1,906	$1,853	2,038
Net income per common share, basic	$0.23	$0.39	$0.10	$0.14	$0.21
Return on average assets	0.41%	0.70%	0.36%	0.49%	0.76%
Return on average common equity	3.18%	6.13%	2.64%	4.02%	6.45%
Net interest margin(1)	3.72%	3.73%	3.84%	3.55%	3.77%
Efficiency ratio(2)	80.84%	77.56%	82.75%	78.19%	75.83%

Unaudited Consolidated Statements of Financial Condition
(Dollars in thousands, except per share amounts)	PERIOD ENDED
	June 30,	March 31,	December 31,	Sept 30,	June 30,
	2018	2018	2017	2017	2017
ASSETS:
Cash and Cash Equivalents:
Cash and due from banks	$103,678	$76,570	$28,856	$50,715	$41,536
Federal Funds Sold	363	968	116	495	294
Total cash and cash equivalents	104,041	77,538	28,972	51,210	41,830

Interest Bearing Deposits with Banks	3,920	3,920	-	494	9,633

Investment Securities:
Available-for-sale	130,597	87,548	74,256	67,883	52,151
Held-to-maturity	9,352	9,315	9,250	9,250	9,250
Federal Home Loan Bank stock, at cost	14,485	12,700	6,492	5,982	5,196
Total investment securities	154,433	109,563	89,998	83,115	66,597

Loans held-for-sale	55,956	69,886	42,153	52,683	53,872

Loans:	1,609,978	1,605,477	936,608	892,213	880,137
Allowance for credit losses	(6,619)	(6,148)	(6,159)	(5,661)	(5,385)
Net loans	1,603,359	1,599,330	930,449	886,552	874,752

Accrued interest receivable	6,057	5,948	3,465	3,137	2,860

Bank premises and equipment, net	51,662	51,136	19,189	19,556	19,599

Other assets:
Goodwill	71,278	72,001	603	603	603
Bank owned life insurance	73,245	72,824	28,631	28,427	28,216
Other intangibles	13,116	13,972	1,743	1,849	1,977
Other assets	45,182	48,583	4,747	4,907	4,383
Total other assets	202,820	207,380	35,724	35,786	35,179
Total assets	$2,182,249	$2,124,701	$1,149,950	$1,132,533	$1,104,322

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
Non-interest bearing deposits	$469,832	$414,528	$218,139	$212,519	$215,124
Interest bearing deposits	1,095,812	1,135,432	645,769	649,566	639,585
Total deposits	1,565,644	1,549,959	863,908	862,085	854,709
Borrowed funds	316,688	271,982	148,920	135,023	116,311
Other liabilities	10,447	11,051	4,869	5,112	4,914
Total liabilities	1,892,779	1,832,992	1,017,697	1,002,220	975,934
Shareholders' equity:
Common stock – $.01 par value	190	190	98	98	98
Additional paid-in capital	275,581	275,490	110,387	110,183	109,956
Retained earnings	14,152	16,429	22,049	20,166	18,453
Accumulated other comprehensive income/(loss), net	(453)	(401)	(281)	(134)	(119)
Total shareholders' equity	289,470	291,708	132,253	130,313	128,388
Total liabilities and shareholders' equity	$2,182,249	$2,124,701	$1,149,950	$1,132,533	$1,104,322

Capital Ratios - Howard Bancorp, Inc.
Tangible Capital	$205,075	$205,735	$129,907	$127,861	$125,807
Tier 1 Leverage (to average assets)	8.76%	12.53%	11.70%	11.74%	11.78%
Common Equity Tier 1 Capital (to risk weighted assets)	10.24%	10.04%	12.77%	13.40%	13.39%
Tier 1 Capital (to risk weighted assets)	10.24%	10.04%	12.77%	13.40%	13.39%
Total Capital Ratio (to risk weighted assets)	10.83%	10.59%	13.72%	14.36%	14.34%

ASSET QUALITY INDICATORS
Non-performing assets:
Total non-performing loans	$28,672	$30,340	$13,188	$13,013	$9,307
Real estate owned	4,115	5,135	1,549	2,133	2,135
Total non-performing assets	$32,787	$35,475	$14,737	$15,146	$11,442

Non-performing loans to total loans	1.78%	1.89%	1.41%	1.46%	1.06%
Non-performing assets to total assets	1.50%	1.67%	1.28%	1.34%	1.04%
ALLL to total loans	0.41%	0.38%	0.66%	0.63%	0.61%
ALLL to non-performing loans	23.08%	20.26%	46.70%	43.50%	57.86%

Unaudited Consolidated Statements of Income	FOR THE THREE MONTHS ENDED
(Dollars in thousands, except per share amounts)
	June 30,	March 31,	December 31,	Sept 30,	June 30,
	2018	2018	2017	2017	2017

Total interest income	$21,165	$14,360	$11,338	$11,112	$10,708
Total interest expense	3,284	2,213	1,482	1,357	1,211
Net interest income	17,881	12,147	9,856	9,755	9,497
Provision for credit losses	(1,425)	(1,120)	(800)	(491)	(340)
Net interest income after provision for credit losses	16,456	11,027	9,056	9,264	9,157

NON-INTEREST INCOME:
Service charges and other income	2,057	1,034	1,138	1,018	885
Mortgage banking income	3,560	3,670	3,531	4,086	4,407

Total non-interest income	5,616	4,704	4,669	5,104	5,292

NON-INTEREST EXPENSE:
Salaries and employee benefits	9,911	7,569	5,991	5,972	6,063
Occupancy expense	2,605	1,538	1,041	1,025	1,034
Marketing expense	1,104	1,005	1,116	1,014	1,185
FDIC insurance	261	153	177	180	76
Professional fees	716	306	522	962	417
Other real estate owned related expense	(4)	22	506	32	93
Merger and restructuring	5,698	9,975	567	-	-
Other	4,849	2,582	2,325	2,453	2,347
Total non-interest expense	25,141	23,151	12,244	11,637	11,215

Income/(loss) before income taxes	(3,069)	(7,419)	1,481	2,731	3,234

Income tax expense/(benefit)	(791)	(1,744)	(6)	1,018	1,196

NET INCOME/(LOSS)	$(2,279)	$(5,675)	$1,487	$1,713	$2,038

PRETAX INCOME EXCLUDING MERGER ITEMS	2,629	2,556	2,048	2,731	3,234

EARNINGS/LOSS) PER SHARE – Basic	$(0.12)	$(0.43)	$0.15	$0.17	$0.21
EARNINGS/(LOSS) PER SHARE – Diluted	$(0.12)	$(0.43)	$0.15	$0.17	$0.21

Average common shares outstanding – Basic	19,002,851	13,080,614	9,815,228	9,808,542	9,779,772
Average common shares outstanding – Diluted	19,002,851	13,080,614	9,858,809	9,854,822	9,822,165

PERFORMANCE RATIOS:
(annualized)
Return on average assets	-0.43%	-1.51%	0.53%	0.62%	0.76%
Return on average common equity	-3.16%	-12.32%	4.54%	5.32%	6.45%
Net interest margin	3.84%	3.55%	3.84%	3.76%	3.77%
Efficiency ratio	107.00%	137.38%	84.29%	78.32%	75.87%
Tangible common equity	9.78%	10.09%	11.32%	11.31%	11.42%

Reconciliation of Non-GAAP measures presented in this release

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. The Company's management uses non-GAAP financial measures, Management believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of the Company and provide meaningful comparison to its peers. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company.

1. The Company incurred merger-related and restructuring charges in connection with the acquisition of First Mariner that are considered to be infrequent or non-recurring in nature. Following is a reconciliation of the operating results excluding merger-related and restructuring expenses and the GAAP basis information presented in this release:
(in thousands)
	Six Months ended			Six Months Ended
	June 30, 2018			June 30, 2017
	Pre-Tax	After Tax	EPS	Pre-Tax	After Tax	EPS

Earnings as reported	($10,488)	($7,953)	($0.50)	$5,744	$3,604	$0.39
Merger-Related & Restructuring Costs	$15,673	$11,711	$0.73	-	-	-
Earnings Adjusted	$5,185	$3,758	$0.23	$5,744	$3,604	$0.39

	Three Months ended			Three Months Ended
	June 30, 2018			June 30, 2017
	Pre-Tax	After Tax	EPS	Pre-Tax	After Tax	EPS

Earnings as reported	($3,069)	($2,278)	($0.12)	$3,234	$2,038	$0.21
Merger-Related & Restructuring Costs	$5,698	$4,131	$0.22	-	-	-
Earnings Adjusted	$2,629	$1,853	$0.10	$3,234	$2,038	$0.21

2. The Company recognizes interest income and interest expense from the amortization and/or accretion of purchase accounting fair value measures incurred in connection with the acquisition of First Mariner that are based upon customer activities and can create volatility in the reported NIM when measuring comparable periods. Following is a reconciliation of the core NIM results excluding the impact of net interest income recognized from purchase accounting adjustments and the GAAP basis information presented in this release:
(in thousands)
	Six Months ended			Six Months Ended
	June 30, 2018			June 30, 2017
	Earning	Net Interest		Earning	Net Interest
	Assets	Income	NIM	Assets	Income	NIM

As reported	$1,629,431	30,028	3.72%	$986,559	$18,248	3.73%
Fair value measures	(11,584)	(987)	N/M	(2,510)	(453)	N/M
Adjusted Core NIM	$1,641,014	29,042	3.57%	$989,069	$17,795	3.63%

	Three Months ended			Three Months Ended
	June 30, 2018			June 30, 2017
	Earning	Net Interest		Earning	Net Interest
	Assets	Income	NIM	Assets	Income	NIM

As reported	$1,868,241	17,881	3.84%	$1,009,124	$9,497	3.77%
Fair value measures	(14,744)	(734)	N/M	(2,423)	(338)	N/M
Adjusted Core NIM	$1,882,984	17,147	3.65%	$1,011,547	$9,158	3.63%

N/M – Not Meaningful

CONTACT:
Howard Bancorp, Inc.
George C. Coffman, 410-750-0020
Chief Financial Officer